EX-33 (c)
(logo) Fifth Third Bank


REPORT ON ASSESSMENT OF COMPLIANCE WITH REGULATION AB SERVICING
CRITERIA

Fifth Third Mortgage Company, (the "Asserting Party") is responsible for assessing compliance as of December 31, 2006 and for the period from January 1, 2006 through December 31, 2006 (the "Reporting Period") with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the "CFR"), except for criteria 229.1122 (d)(1)(iii), (d)(2)(iv),
(d)(3)(i)(c) and (d)(4)(xv) of the CFR, which the Asserting Party has concluded are not applicable to the activities it performs with respect to the residential mortgage loans covered by this report (such criteria, after giving effect to the exceptions identified above, the "Applicable Servicing Criteria"). The loans covered by this report, [set forth on Exhibit A hereto], include the residential mortgage loans sold to non-government-sponsored entities for which the Asserting Party served as servicer, that were completed on or after January 1, 2006, (the "Platform").

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period with respect to the Platform taken as a whole.

The Servicer has engaged certain vendors (the "Vendors") to perform specific, limited or scripted servicing activities as of and for the period ended December 31, 2006. Specific vendors have been identified as a party participating in the servicing function and have provided separate assessment and attestation reports for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors as set forth in section 1122(d)(4)(xi) and 1122(d)(4)(xii).

Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period as set forth in this assertion.

Fifth Third Mortgage Company, as Servicer


By: /s/ Charles Mannes
Name: Charles Mannes
Title: Vice President
Date: March 9, 2007

By: /s/ Joe Robinson
Name: Joe Robinson
Title: Senior Vice President
Date: March 9, 2007


(page)


EXHIBIT A

Investor        Investor Name

63100           WELLS FARGO (CSMC 2006-8)
63105           LEHMAN (LXS 2006-7)
63106           LEHMAN BROTHERS Jumbo ARM
63109           CREDIT SUISSE
63113           WELLS FARGO (JPMMT2006-S2)
63115           WELLS FARGO (CSMC 2006-1)
63116           WELLS FARGO (CSMC 2006-2)
63117           WACHOVIA
63118           LEHMAN (LMT 2006-2)
63119           WELLS FARGO for JP MORGAN
63120           WELLS FARGO for JP MORGAN
63121           WELLS - EMC (PRIME 2006-CL1)
63122           WELLS FARGO (JPMMT2006-A3)
63123           WELLS FARGO (JPMMT2006-A4)
63124           CITIGROUP
63125           WELLS FARGO (JPALT2006-A3)
63126           WELLS FARGO (JPALT2006-S3)
63127           CITIGROUP (CMLTI 2006-AR6)
63128           WELLS FARGO (CSMC 2006-7)
63129           MORGAN STANLEY
63130           CITIGROUP
63131           CS/FB
63132           CITIGROUP (CMLTI 2006-AR7)
63133           WELLS FARGO (CSAB 2006-3)
63134           MSM 2006-15XS
63135           WACHOVIA
63136           WELLS FARGO for JP MORGAN
63137           CS/FB
63138           WELLS FARGO (JPALT 2006-S4)
63139           US BANK (JPALT 2006-A7)
63140           WELLS FARGO for JP MORGAN
63141           CITIGROUP
63142           CITIGROUP
63143           WELLS FARGO (JPMMT 2006-S4)
63144           WACHOVIA (Hudson City)